Exhibit 99.1

Vericel Corporation
64 Sidney Street
Cambridge, MA 02139
T 617 588-5555 F 617 588-5554
www.vcel.com

Vericel Announces Appointment of Joe Mara as Chief Financial Officer

CAMBRIDGE, Mass., January 25, 2021 (GLOBE NEWSWIRE) -- Vericel Corporation (NASDAQ:VCEL), a leader in advanced therapies for the sports medicine and severe burn care markets, announced the appointment of Joe Mara as Chief Financial Officer of the Company, effective today.

Mr. Mara joins Vericel with over 20 years of financial, strategic and operational experience, including more than 14 years of experience in the biotech industry. Most recently, Mr. Mara served as Vice President, Finance and Head of Investor Relations at Biogen Inc. During his tenure at Biogen, Mr. Mara held several finance leadership roles, including Vice President, Global Financial Planning and Analysis and Strategic Corporate Finance and Vice President, U.S. Finance and Operations. Prior to joining Biogen, Mr. Mara held finance and strategy roles in the financial services and technology industries, including at Thomson Reuters Corporation and Fidelity Investments. Mr. Mara earned a B.A. degree in Economics and International Studies from Northwestern University and an M.B.A. from the Sloan School of Management at M.I.T.

“Joe is a proven finance and business leader with a track record of success in operational and strategic finance roles across U.S. and global organizations,” said Nick Colangelo, President and Chief Executive Officer of Vericel. “I am very pleased that Joe is joining the Vericel executive team at a time when his extensive experience will help drive continued strong growth and financial results for the Company in the years ahead.”

“I am very excited to join Vericel given its leadership position in cell therapy and the sports medicine and severe burn care markets, its innovative product portfolio, and the Company’s significant growth potential,” said Mr. Mara. “I look forward to working with the Vericel team to continue to provide important products to patients, execute on the Company’s long-term growth strategy, and drive continued value for our shareholders.”

About Vericel Corporation

Vericel is a leader in advanced therapies for the sports medicine and severe burn care markets. The company markets two cell therapy products in the United States. MACI® (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Epicel® (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area. The company also holds an exclusive license for North American rights to NexoBrid®, a registration-stage biological orphan product for debridement of severe thermal burns. For more information, please visit the company’s website at www.vcel.com.

Epicel® and MACI® are registered trademarks of Vericel Corporation. NexoBrid® is a registered trademark of MediWound Ltd. and is used under license to Vericel Corporation. © 2021 Vericel Corporation. All rights reserved.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements are subject to risks and uncertainties such as those described in Vericel’s periodic reports on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results.

Investor Contacts:

Chad Rubin

Solebury Trout

crubin@troutgroup.com

+1 646-378-2947